Exhibit 10 (p)

TASTY BAKING COMPANY

RETIREMENT PLAN FOR DIRECTORS

A.	PURPOSE

The Tasty Baking Company Retirement Plan for Directors (the “Plan”) is intended to enable the Company to attract and retain high caliber persons to serve as directors by providing retirement income to Directors of the Company who have satisfied certain age or service criteria.

B.	ADMINISTRATION

1.   The Plan is to be administered by the Compensation Committee (the “Committee”) of the Board of Directors, subject to review and approval by the Board of Directors as the Board of Directors may from time to time require.

2.   No member of the Committee shall act upon any matter involving the Plan where such member of the Committee shall have a direct financial or other interest different from the interests of other members of the Committee or of other members of the Board of Directors of the Company.

3.   The Committee shall have the power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to the Plan and to interpret and rule on any questions respecting any provision of the Plan.

4.   Decisions of the Committee or the Board of Directors concerning the Plan shall be binding on the Company and on all persons eligible to participate in the Plan.

C.	ELIGIBILITY

All individuals who serve on the Board of Directors of the Company on and after the date of adoption of the Plan and who shall have had five years or more of continuous service on the Board of Directors of the Company (whether before or after adoption of the Plan and whether or not qualifying as credited service for purposes of benefit accrual under Section D(l)(b) hereof) shall be eligible to participate in the Plan.

D.	BENEFIT ACCRUAL, PAYMENT AND VESTING

1.   Each eligible Director of the Company shall, on retirement in good standing with the consent of the Company (whether by reason of age, health or otherwise), be paid annually in equal monthly installments, commencing upon the latter of age sixty-five (65) or retirement from the Board of Directors, an amount equal to the annual retainer fee for service as a Director (as in effect upon the date of such Director’s retirement, and exclusive of any and all retainers and/or fees payable for services as a member of any committee of the Board of Directors), such payment to begin on the first day of the month following such Director’s retirement and to continue for the lesser of (a) the life of such Director, or (b) the number of years of credited service of such Director as a member of the Board of Directors of the Company.

2.   For purposes of determining years of credited service as a Director under Section Dl(b) above (i) service as a Director prior to as well as after adoption of the Plan may qualify as credited service; (ii) a fractional year of service as a Director shall be deemed a full year of credited service and (iii) periods of service as a Director while the Director is at the same time a full time officer or employee of the Company or of an affiliate or subsidiary of the Company, shall not qualify as credited service.

3.   Payment of benefits accrued hereunder by reason of years of credited service as a Director of the Company shall be suspended and held in abeyance during any period in which a retired Director shall return to service as a Director or shall serve as a full time officer or employee of the Company or of an affiliate or subsidiary of the Company.

4.   Any benefits accrued hereunder by reason of years of credited service as a Director of the Company shall be deemed vested and no amendment, suspension or termination of the Plan shall have any material adverse effect thereon.

E.	CONSULTATION

During the period that a Director is receiving retirement income under the Plan, he shall make himself available to the Company for consultation with Directors or senior officers of the Company upon request.  Such consulting services shall be rendered at reasonable times and places, taking into account the health, age and other duties of such Director.  To the extent possible, such consulting services shall be rendered by personal consultation at the Director’s principal residence or office, wherever located, at times most convenient to the Director.

F.	EMPLOYMENT BY COMPETITOR

In the event a former Director directly or indirectly owns, manages, operates, joins, controls or participates in the ownership, management, operation or control of, or becomes connected as a consultant, director, officer, employee, partner or otherwise with any business which is in substantial competition with the Company or an Affiliate, all rights hereunder, including the right of the individual to receive future payments, shall forever cease.  The determination of whether or not a former Director has engaged in any proscribed activity so as to cause the cessation of benefits under this Plan shall be made by the Committee, whose determination shall be final, binding and conclusive.

G.	AMENDMENT, SUSPENSION AND TERMINATION OF PLAN

The Board of Directors of the Company may from time to time amend, suspend or terminate the Plan, in whole or in part, except that no such amendment, suspension or termination shall materially adversely affect benefits already paid or accrued under the Plan.

H.	FUNDING

The Plan shall not be funded.  No promises under this Plan shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of such promises.  Benefit payments shall be made from the Company’s general assets.

I.	GENERAL PROVISIONS

1.   Neither the establishment of the Plan nor the payment of any benefit hereunder nor any action of the Company, including its Board of Directors, in connection therewith shall be held or construed to confer upon any individual any legal right to remain on the Board of Directors of the Company.

2.   No benefit under the Plan hall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt thereat shall be void. No such benefit shall, prior to receipt thereof by an individual, be in any manner liable for or subject to such individual’s debts, contracts, liabilities, engagements, or torts.

3.   This Plan shall inure to the benefit of, and be binding upon, the successors and assigns of the Company.

4.   The Company shall deduct from the amount of any payments hereunder all taxes required to be withheld by applicable laws.

5.   This Plan shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

Executed and adopted this 16th day of October, 1987, pursuant to action taken by the Board of Directors of Tasty Baking Company at its meeting on October 16, 1987.

TASTY BAKING COMPANY

Attest:	/s/John M. Pettine	By:	/s/Nelson G. Harris
	Secretary		President

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